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                                  EXHIBIT 4.3
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                        FIRST CITY FINANCIAL CORPORATION
                       1995 EMPLOYEE STOCK PURCHASE PLAN


1.       ESTABLISHMENT AND DURATION OF PLAN

         FIRSTCITY FINANCIAL CORPORATION ("FIRSTCITY") hereby establishes the 1995 Employee Stock Purchase Plan (the "Plan"), under which employees of FIRSTCITY and its subsidiaries shall have the right pursuant to Options (as hereinafter defined) granted under the Plan to purchase shares of common stock, par value $.01 per share, of FIRSTCITY (the "Common Stock") through payroll deductions as provided herein. It is intended that the Plan shall qualify under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly. The Plan shall be effective as of the date it is originally approved by the Board of Directors (the "Board") of FIRSTCITY (the "Effective Date"), subject to any registration requirements under the Securities Act of 1933, as amended (the "Act"), and the approval of stockholders of FIRSTCITY under Section 423 of the Code, and shall continue until terminated in accordance with Section 10. Rights to purchase shares offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee.

2.       ADMINISTRATION

         The Board shall appoint a committee (the "Committee") comprised of not less than three persons (at least two of whom shall be members of the Board) who shall not be eligible, and shall not have been eligible at any time within one year prior thereto, for selection as a person to whom Options may be granted pursuant to the Plan. The Committee shall designate an administrator (the "Administrator") of the Plan, who may be, but shall not be required to be, a member of the Committee. The Committee and the Administrator shall administer the Plan, all as provided herein. The members of the Committee shall serve at the pleasure of the Board, and the Administrator shall serve at the pleasure of the Committee. The Committee shall hold meetings at such times and places as it may determine and may take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such other persons as it deems necessary for proper administration of the Plan. Subject to the express provisions of the Plan and the requirements of applicable law, the Committee shall have authority, in its discretion, to determine: (i) when each offering hereunder of Options (hereinafter, an "Offering") shall be made; (ii) the duration of each Offering; (iii) the dates on which the purchase period for each Offering shall begin and end; and (iv) the total number of shares subject to each Offering. Subject to the express provisions of the Plan, the Committee shall have the discretionary authority:
(a) to construe and interpret Offerings, Options, the Plan and the respective rights to purchase shares; (b) to prescribe, amend and rescind rules and regulations relating to the Plan; (c) to supply omissions, reconcile inconsistencies, and correct defects in the Plan and correct errors made in





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the administration of the Plan; and (d) to make all other determinations necessary or advisable for administering the Plan. Except as to matters which are herein expressly reserved for determination by the Board, the decisions and determinations of the Committee with respect to matters referred to in this
Section 3 as within its province shall be final, conclusive and binding upon all persons, including, but not limited to, FIRSTCITY and its subsidiaries, their stockholders and directors and any person having any interests in any Options which are granted hereunder, except that, to the extent required by law or by the Certificate of Incorporation or Bylaws of FIRSTCITY, the terms of any Offering shall be subject to ratification by the Board of Directors prior to the effective date of such Offering.

3.       PARTICIPATION

         (a) Grant of Options. Except as otherwise provided herein, each employee of FIRSTCITY or of any corporation, partnership or other legal entity at least 50% of the combined voting power of which is owned directly or indirectly by FIRSTCITY (a "Subsidiary"), including, but not limited to, any corporation which becomes a Subsidiary of FIRSTCITY on or after the adoption hereof, as are designated by the Committee), shall automatically, on the first day of an Offering, be granted an option ("Option") hereunder to purchase shares of Common Stock (employees to whom Options are granted are hereinafter sometimes referred to as "Participants"), which Option shall continue through the term of such Offering period. Each such Offering period is referred to herein as an "Offering Period".

         (b) Excluded Employees. Notwithstanding the foregoing, Options cannot be granted to the following employees: (i) employees whose customary employment is 20 hours or less per week or not more than five months in any calendar year; and (ii) employees who have been employed less than ninety (90) days as of the effective date of an Offering hereunder (notwithstanding the foregoing, with respect to the first Offering under the Plan, persons who are employees of FIRSTCITY on the effective date of this Plan shall be deemed to have satisfied the requirements of this clause (ii)).

         (c) 5% Shareholders. Notwithstanding the foregoing, an employee cannot be granted an Option if such employee, immediately after the Option is granted, would own stock possessing 5% or more of the total combined voting power or value of all class of stock of the employee's employer or of any subsidiary or parent corporation of the employee's employer (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied; in addition, an employee is considered for this purpose as also owning stock which he or she may purchase under any outstanding stock options (including an Option)). No Option shall be exercisable for shares of Common Stock except to the extent of that number of shares which would not cause the Participant to whom such Option is granted to be a 5% or more shareholder as described above.

         (d) Conditions of an Offering. The terms and conditions of each Offering shall: (i) state its effective date; (ii) define the duration of such Offering and the purchase period





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thereunder; (iii) specify the maximum number of shares of Common Stock that may be purchased thereunder.

         (e) Rights and Privileges. All employees of FIRSTCITY or any of its Subsidiaries shall have the same rights and privileges hereunder, except that the amount of Common Stock which may be purchased by any employee under an Option shall bear a uniform relationship to the total compensation of employees in accordance with the maximum authorized payroll deduction or other limitations as set forth in Section 4(b).

4.       TERMS AND CONDITIONS OF OPTIONS

         Each Option shall be evidenced by such written document as may be prescribed by the Administrator or its designee. Options and their exercise shall be subject to the following requirements:

         (a) Option Price. The price to be paid for Common Stock upon exercise of an Option shall not be less than 85% of the Fair Market Value of the Common Stock on the last trading day of each Offering Period. "Fair Market Value" shall be determined as follows:

                 (i) If, on the relevant date, the Common Stock is traded on a national or regional securities exchange or on the Nasdaq Stock Market ("Nasdaq") and closing sale prices for the Common Stock are customarily quoted, on the basis of the closing sale price on the principal such securities exchange on which the Common Stock may then be traded or, if there is no such sale on the relevant date, then on the immediately preceding day on which a sale was reported;

                 (ii) If, on the relevant date, the Common Stock is not listed on any securities exchange or traded on Nasdaq, but nevertheless is publicly traded and reported without closing sale prices for the Common Stock being customarily quoted, on the basis of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by The National Quotation Bureau Incorporated on that date, or if such prices shall not have been reported on such date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported on the immediately preceding the day on which such bid and asked prices were quoted; and

                 (iii) If, on the relevant date, the Common Stock is not publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Committee.

         (b)     Manner of Exercise and Payment.

                 (i) FIRSTCITY shall maintain a payroll deduction account for each Participant. In order to exercise an Option, a Participant must, on the effective date of an Offering, or thereafter during the Offering, authorize payroll deductions in advance for future pay





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         periods, which do not necessarily have to be taken for each consecutive pay period. Such payroll deductions may not exceed, in the aggregate for any purchase period, 10% of the total salary, wages and bonuses paid such Participant during the purchase period specified in the Offering (or for such portion thereof as the employee is eligible to participate), subject to appropriate adjustments that would exclude items such as reimbursement of moving, travel, trade or business expenses. The Administrator may, in its sole discretion, establish a minimum amount of any such payroll deduction, and/or may require that any payroll deduction must be made in whole percentages (i.e., 1%, 2%, 3%, etc.) and not in any fraction of a percentage.
         Such payroll deduction authorizations shall be made by filing with the Administrator or its designee a completed form prescribed or approved by the Administrator or its designee. The form will authorize a regular payroll deduction from the employee's compensation and must specify the date on which such deduction is to commence, which may not be retroactive.

                 (ii) A Participant may at any time and for any reason withdraw the entire cash balance then accumulated in his or her payroll deduction account and thereby withdraw from participation in an Offering. Upon withdrawal of the cash balance in his or her payroll deduction account, an employee shall cease to be eligible to participate in the Offering pursuant to which the withdrawn funds were withheld. Partial withdrawals shall not be permitted. Any cash balance withdrawn in accordance with this Section 4(b)(ii) may not be transferred to any payroll deduction account maintained for the employee pursuant to another offering, whether under the Plan or under another such plan. No interest shall be paid on cash balances in an employee's payroll deduction account.

                 (iii) Subject to Section 4(f), an Option shall be deemed to be exercised automatically on the last day of each Offering Period during which a payroll deduction is taken. Such Option shall be exercised each such time to the extent of the number of full shares of Common Stock which may be purchased with the funds in the respective Participant's payroll deduction account. Any amount remaining because such remaining amount was not sufficient to purchase a full share may be retained by FIRSTCITY for the Participant's account and applied to the purchase price of shares of Common Stock pursuant to subsequent Offerings undertaken by FIRSTCITY, or may be withdrawn therefrom by a Participant pursuant to Section 4(b)(ii) hereof.

                 (iv) A Participant may prospectively increase the amount authorized as payroll deductions or temporarily discontinue payroll deductions, effective as of the time specified, by filing a notice to such effect with the Administrator or its designee on a form prescribed by the Administrator or its designee; provided, however, that no such change or temporary discontinuance shall be effective earlier than the next payroll period after receipt of such form; and, further provided, that any Participant who temporarily discontinues may not resume payroll deductions until the expiration of ninety (90) days from the date of discontinuance. Such decrease or discontinuance shall be effective thereafter until another election authorizing a payroll deduction is filed with the





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         Administrator or its designee in the manner described above.  Options may only be exercised by paying the Option price through a payroll deduction as provided above. Notwithstanding the foregoing, no Participant shall be entitled to decrease his or her payroll deduction more than twice during any Offering Period.

         (c) Term of Option. No Option may be exercised after the expiration of five (5) years from and after the date such Option is initially granted, and thus each Option shall, unless earlier exercised, expire five (5) years after the date of its initial grant. Notwithstanding the foregoing, all Options will expire at such time as the maximum aggregate number of shares of Common Stock available hereunder, as set forth in Section 5(a), has been issued pursuant to the exercise of Options, and an Option will expire upon the effective date of termination of the employment of the Participant to whom such Option has been granted or on the date of his or her death.

         (d) Options Non-Assignable. Except as provided in Section 5(g) regarding exercise by a beneficiary (or executor or person performing similar duties), an Option shall be exercisable only by the Participant to whom such Option has been granted during his or her lifetime, and no Option shall be assignable by any Participant.

         (e) Voting and Other rights as a Stockholder. Each Participant shall have full stockholder rights with respect to all shares of Common Stock purchased upon exercise of an Option, including, but not limited to, voting, dividend and liquidation rights. A Participant shall have no rights as stockholder with respect to shares subject to an option for which such Option has not then been exercised. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or in other property) or distributions or other rights for which the record date is prior to the date on which a stock certificate is issued, except as provided in Section 5(a).

         (f) Annual $25,000 Limit. No employee at any time may be granted an Option which permits his or her rights to purchase Common Stock hereunder, and under any other plans qualifying under Section 423 of the Code, of FIRSTCITY and its subsidiaries, taken in the aggregate, to accrue at a rate which exceeds $25,000 of fair market value of such stock determined at the time the Option is granted for each calendar year in which such Option is outstanding. For purposes hereof, (i) the right to purchase Common Stock under an Option accrues when the Option (or any portion thereof) first becomes exercisable during the calendar year; (ii) the right to purchase Common Stock under an Option accrues at the rate provided in the Option, but in no case may such rate exceed $25,000 of fair market value of Common Stock (determined at the time such Option is granted) for any one calendar year; and (iii) a right to purchase Common Stock which has accrued under one Option may not be carried over to any other Option. Subject to the other limitations herein, if a Participant does not purchase the maximum amount of Common Stock in a given calendar year, the excess of $25,000 over the amount of Common Stock purchased may be carried over to a subsequent year for a later purchase. Thus, a Participant may purchase $25,000 of Common Stock for the year of purchase and, in addition, that amount for each of the preceding years during which the Option was





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outstanding to the extent that the $25,000 ceiling was not purchased in the preceding year. However, a Participant may not purchase Common Stock in anticipation that the limit will not be used n future years.

         (g) Retirement, Termination and Death. In the event of a Participant's retirement or termination of employment, the amount in such Participant's payroll deduction account shall be refunded to the Participant and any shares of Common Stock purchased by the Participant that have not been issued shall be issued and delivered to the Participant. In the event of a Participant's death, the amount in the deceased Participant's payroll deduction account may, at the option of the beneficiaries designated by such Participant pursuant to Section 5(h) (or such Participant's executor or a person performing similar duties), be utilized to purchase Common Stock at the end of the Offering Period during which the deceased Participant dies, whereupon all shares so purchased shall be delivered to such beneficiary (or executor or person performing similar duties).

         (h) Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee. Upon the death of a Participant and upon receipt by the Committee of proof of identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, FIRSTCITY shall deliver such shares and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, FIRSTCITY shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor of administrator has been appointed (to the knowledge of the Committee), the Committee, in its discretion, may cause the delivery of such shares and/or cash to the spouse or to any one or more dependents of the Participant as the Committee may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the shares or cash credited to the Participant under the Plan.

5.       SHARES SUBJECT TO OPTION

         (a) Limitation. No more than an aggregate of one hundred thousand (100,000) shares of Common Stock may be purchased or issued pursuant to the exercise of Options; provided, however, the number of shares subject to the Plan or subject to any Offering or Option under the Plan shall automatically be adjusted from and after the Effective Date to reflect appropriately any of the following events: (i) any stock split in the form of a stock dividend payable in shares of Common Stock; (ii) any recapitalization, reclassification, split-up, consolidation of, or other change in, the Common Stock; or (iii) any exchange of the then outstanding shares of Common Stock in connection with a merger, consolidation, share exchange or other reorganization of FIRSTCITY; provided, however, that any such adjustment shall comply with the rules of
Section 424(a) of the Code if the transaction is one described in said Section 424(a); provided further that in no event shall any adjustment be made that would render any Offering other than an offering





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pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code. If an Option under the Plan expires or is terminated unexercised for any reason, the shares as to which such right so expired or terminated again may be made subject to Options under the Plan.

         (b) Source of Shares. FIRSTCITY will, in accordance with and to the extent of the exercise of each Option, apply all payroll deductions to the purchase of full shares of Common Stock for the account of the respective Participant. Such shares may be available from either authorized but theretofore unissued shares of Common Stock, Common Stock held in treasury or shares of Common Stock reacquired by FIRSTCITY or which may be purchased from Participants who are receiving Common Stock pursuant to the exercise of Options or from persons who are entitled to receive or who have received Common Stock from any benefit program maintained by FIRSTCITY upon retirement, other termination of employment or any other event. Such purchase may be subject to such terms with respect to price, delivery and other terms and conditions as to which FIRSTCITY may agree. FIRSTCITY may appoint an independent agent to purchase the Common Stock, with the independent agent determining the amount of such purchases, the price to be paid and the broker or dealer, if any, through or from whom the purchases are to be made. For the purposes of making purchases, FIRSTCITY may commingle each Participant's funds with those of all other Participants. The manner and timing of the issuance or purchases of Common Stock hereunder shall be in accordance with applicable federal securities laws.

6.       ISSUANCE OF STOCK CERTIFICATES

         Certificates representing shares of Common Stock purchased under the Plan may be issued in the name of the employee or, if he or she so indicates on an appropriate form (i) in his or her name, jointly with a member of his or her family, with right of survivorship, (ii) in the name of a fiduciary for the employee (in the event the employee is under a legal disability to have certificates issued in his or her name) or (iii) in a manner giving effect to the status of such shares as community property in jurisdictions where applicable. Upon termination of employment, certificates representing Common Stock purchased under the Plan will be issued in the name of the employee and forwarded to his or her account address on file with the Plan's transfer agent of record. FIRSTCITY shall pay all issue or initial transfer taxes with respect to the issuance or initial transfer of shares, as well as all fees and expenses necessarily incurred by FIRSTCITY in connection with such issuance or initial transfer.

7.       SECURITIES REGULATION

         FIRSTCITY shall not be required to issue any certificate or certificates for shares of Common Stock hereunder prior to (i) obtaining any approval from any governmental agency which FIRSTCITY shall, in its discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange or Nasdaq on which the shares of Common Stock may be listed and (iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulations of any





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governmental body which FIRSTCITY shall, in its sole discretion, determine to be necessary or advisable.

8.       AMENDMENT

         The Plan may, from time to time, be amended or modified by the Board in such respects as it shall deem advisable, including, without limitation, amendments to ensure that Options qualify under Section 423 of the Code, or amendments thereto, to conform to any change in any law or regulation governing same; provided, however, that no such amendment or modification shall (i) disqualify the Plan under Section 423 of the Code, (ii) increase the aggregate number of shares of Common Stock which may be purchased or issued pursuant to the exercise of Options (other than an increase merely reflecting a change in capitalization such as a stock dividend or stock split-up), (iii) change the designation of corporations whose employees may be offered Options, (iv) modify the requirements as to eligibility for participation in the Plan, or (v) increase the benefits to officers and directors of FIRSTCITY. Any amendment which would have the effect of (ii), (iii), (iv) or (v) above must be approved by FIRSTCITY's stockholders in accordance with Section 423 of the Code and any securities law requirements.

9.       TERMINATION OF PLAN

         The Plan shall continue until the first to occur of (i) the maximum aggregate number of shares of Common Stock available hereunder, as set forth in
Section 5(a) hereof, being acquired pursuant to the exercise of Options, or
(ii) the termination of the Plan by the Board. In the event that the Plan terminates under the circumstances described in clause (i) above, shares of Common Stock remaining available for purchase pursuant to Options under the Plan as of the termination date shall be issued, upon exercise of such Options, to participating employees on a pro rata basis (in proportion to their payroll deduction accounts); provided, however, that notwithstanding the foregoing, the Board may, at any time in its absolute discretion, terminate the Plan and, unless disallowed by applicable law, terminate any then outstanding Options so that such terminated Options may not be exercised after the effective date of such termination. Any cash balances remaining in Participant's payroll deduction accounts upon termination of the Plan shall be refunded as soon thereafter as practicable. The powers of the Committee provided by Section 2 hereof to construe and administer the Plan shall nevertheless continue after such termination.

10.      THIRD PARTY BENEFICIARIES

         None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participant or any other third party (except for a beneficiary designated by a Participant pursuant to Section 5(h) (or such Participant's executor or person performing similar duties)). A Participant may not create a lien, encumbrance or assignment on any portion of the cash balance accumulated in his or her payroll deduction account or on any shares covered by an Option before a stock certificate for such shares is issued for his or her benefit.





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11.      GENERAL PROVISIONS

         The Plan shall neither impose any obligation on FIRSTCITY or on any parent or subsidiary corporation to continue the employment of any Participant, nor impose any obligation on any Participant to remain in the employ of FIRSTCITY or of any parent or subsidiary corporation. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual is an "employee" of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such section. For purposes of the Plan, the transfer of an employee from employment with FIRSTCITY to employment with a parent or subsidiary of FIRSTCITY, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

12.      GOVERNING LAW

         The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

13.      EFFECTIVE DATE

         The Plan shall be deemed effective upon its approval by the Board of Directors; provided, however, that no shares of Common Stock shall be purchased through the operation of Section 4(b) hereof until such time as this Plan has been approved by the stockholders of FIRSTCITY; and provided further that no purchase period under the Plan may begin until a registration statement under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan has become effective.





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